SIAM CITY BANK PUBLIC COMPANY LIMITED

           Agreement for Pledge of Instrument Issued to Person by Name

                                                             Made at Head Office

                                                                28 December 2000


We, King Power Duty Free Co., Ltd., with offices at 989, Siam Tower, Rama I Road, Pathum Wan Sub-district, Pathum Wan District, Bangkok Metropolis, hereinafter called the "Pledgor," have made this Agreement for Pledge of Instrument Issued to Person by Name and submitted it to Siam City Bank Public Company Limited, hereinafter called the "Bank" to indicate that the pledgor has pledged and the bank has accepted the pledge of

       [/]  Passbook of Fixed Deposit Account No. 001-3-09768-5
                        Baht  79,867,822.20

totaling Baht 79,867,822.20 (Seventy-Nine Million Eight Hundred Sixty-Seven Thousand Eight Hundred Twenty-Two Baht Twenty Satang) which is an "instrument issued to person by name," with the bank being the debtor under the said instrument, hereinafter called the "Pledged Property" as follows :

1. The pledgor has pledged the pledged property with the bank as security for the overdraft, loan, debts related to letter of credit, trust receipt, issuance of all types of letter of guarantee, sale at discount or acceptance of sale at discount of promissory note, aval, guarantee of promissory or other debt related to the promissory note, debt related to guarantee or any other debt that the pledgor and/or -, hereinafter called "the said debtor" owed to the pledgee at the time of entering into this agreement or the future debts for an amount of Baht 79,564,157.00 (Seventy-Nine Million Five Hundred Sixty-Four Thousand One Hundred Fifty-Seven Baht Only) and all accessories thereof in accordance with
       Section 748 of the Civil and Commercial Code. The pledgor agrees to pay the maximum interest rate as announced by Siam City Bank Public Company Limited, which at present is 14.50% p.a.

2. The pledgor confirms and promises that the pledgor owns/has the right over the pledged property legally and that it is free of proprietary interest or preferential right or encumbrance at the time of entering into this agreement.

3. On the signing date of this agreement, the pledgor has recorded the pledge on the pledged property and submitted the same to the bank for retention.

4. The pledgor agrees not to exercise the right to withdraw the money from the pledged property, except for performance of obligation to the bank.

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5.     In case the right on the  pledged  property  becomes due prior to the due date of performance of obligation, the pledgor consents the bank to extend validity of the deposit further and which shall be deemed the pledge under this agreement continuously.

6. Should there be any problem arisen regarding ownership/right of the pledgor over the pledged property and/or the said debtor is in default of performance of the obligation or the pledgor is in breach of any clause herein, the bank is entitled to call the pledgor to perform the obligation and enforce the pledge immediately.

7. Due to the fact that the bank is the debtor under the pledged property and also the pledgee, therefore the bank and the pledgor agree that this agreement shall be the notice of the pledge to the debtor of instrument in accordance with Section 752 of the Civil and Commercial Code.

The pledgor, having read and understood the agreement entirely, hereunder sign his name and affix seal, if any, in the presence of witnesses.

                                                Viratana Suntaranond    Pledgor
(Seal of King Power Duty Fee Co., Ltd.)   (King Power Duty Fee Co., Ltd.)

                                                     - signed -         Witness
                                               (Mr. Chaowana Sae Tae)


                                                     - signed -         Witness
                                               (Mr. Chanwut Amnuaisin)